                                                               EXHIBIT 2.1



                           STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the "Agreement") is made as of March 1, 1997 by and among Carey International, Inc., a Delaware corporation ("Carey"), Alfred
J. Hemlock ("AJH") and Lupe C. Hemlock ("LCH"), both residents of New York, New York (AJH and LCH are collectively referred to herein as "Stockholders").

                                   RECITALS

     A. AJH and LCH are the sole record and beneficial holders of all of the issued and outstanding shares of capital stock of International Limousine Network Ltd. (the "Company"); and

     B. Stockholders desire to sell and Carey desires to purchase, on the terms and conditions set forth in this Agreement, all of the issued and outstanding shares of capital stock of the Company (the "Shares");

     NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties, and covenants hereinafter set forth, the parties hereto agree as follows (with certain capitalized terms used herein being defined in Section 9.1):

                      1.  SALE AND PURCHASE OF THE SHARES

     1.1 Sale and Purchase. Upon the terms and subject to the conditions contained herein, LCH and AJH will sell and transfer, free and clear of all Encumbrances, to Carey, and Carey will purchase, at the Closing, the Shares.

     1.2  Consideration.

     (a) In consideration of the sale and transfer pursuant to Section 1.1, Carey hereby agrees to transfer and deliver to Stockholders or the Escrow Agent, as applicable, in the method and manner set forth in Sections 1.4:

     (i) Upon the execution and delivery of this Agreement by the Stockholders, Carey shall deliver to the Stockholders by wire transfer in immediately available funds to the Stockholders two hundred forty thousand U.S. dollars ($240,000) (the "Deposit").

     (ii) Six million seven hundred sixty thousand U.S. dollars ($6,760,000) (the "Cash Consideration");

     (iii)  A promissory note substantially in the form attached hereto as
Exhibit 1.2(a)(iii) in the principal amount of one million three hundred sixty thousand U. S. dollars ($1,360,000) bearing interest at 8% per annum, with all accrued interest payable monthly and all principal payable on the first anniversary of the Closing Date (the "ILN Promissory Note").

     (iv)  A promissory note substantially in the form attached hereto as
Exhibit 1.2(a)(iv) in the principal amount of three million U.S. dollars ($3,000,000) bearing interest at 8% per annum, with all accrued interest payable monthly and all principal payable on the first anniversary of the Closing Date (the "Escrow Promissory Note").

     (b) In the event that the Closing occurs after May 20, 1997, unless the failure of the Closing to occur by such date shall be due to (i) the failure of the Stockholders to perform or observe the covenants and agreements of such parties set forth herein or (ii) the failure to be satisfied of the conditions set forth in Section 5.1, other than those conditions which are not satisfied due to the fault of Carey or those conditions requiring the Stockholders to deliver documents and instruments if the Stockholders in good faith stand ready to deliver such documents and instruments, additional merger consideration (the "Additional Consideration") shall accrue and be payable at the Closing in an amount equal to the number of days between May 20, 1997 and the Closing Date multiplied by six thousand U.S. dollars ($6,000), provided that the amount of Additional Consolidation shall not exceed five hundred forty thousand U.S. dollars ($540,000).

     1.3 Closing. The closing of the purchase and sale of the Shares and the related transactions provided for herein (the "Closing") shall take place at 9:00 a.m. on the closing date of the IPO at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103 or, if there shall not be a closing of the IPO, at 9:00 a.m. on such day on or before August 20, 1997 as reasonably selected by Carey, upon at least ten (10) business days notice to the Stockholders at the offices of Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York 10036.

     1.4  Transactions at the Closing.

     (a) At the Closing, Stockholders will deliver to Carey the following:

         (i) stock certificates evidencing all of the Shares, duly endorsed by the Stockholders;

         (ii) written resignations of each director and officer of ILN, effective as of the Closing Date;

         (iii) the original minute books, stock record books and corporate seals, if any, of ILN;

         (iv) all other documents, certificates and instruments required to be delivered by Sellers at or prior to the Closing pursuant to this Agreement; and

         (v)    a copy of each written Company Contract.

     (b)  At the Closing, Carey will deliver to Stockholders the following:

         (i) the Cash Consideration by check in next day funds (unless the net proceeds of the IPO are paid to Carey in same day funds, in which event the Cash Consideration will be paid by wire transfer in immediately available funds to the account or accounts designated by Stockholders);

         (ii) the ILN Promissory Note, duly executed by an authorized officer of Carey;

         (iii) all other documents, certificates, instruments or writings required to be delivered by Carey at or prior to the Closing pursuant to this Agreement; and

         (iv) a certified check payable to or wire transfer to the Stockholders representing any Additional Consideration owed pursuant to Section 1.2(b).

     (c) At the Closing, the Stockholders, Carey, MH and/or MILN as applicable, will exchange the following:

         (i) a duly executed sales and management consulting agreement between ILN, MILN and AJH substantially in the form attached hereto as Exhibit 1.4(c)(i) (the "Consulting Agreement");

         (ii) an escrow agreement among Carey, the Stockholders, and MH substantially in the form attached hereto as Exhibit 1.4(c)(ii) (the "Escrow Agreement");

     (d) At the Closing, Carey will deliver to the Escrow Agent the Escrow Promissory Note.


   2.  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     The Stockholders jointly and severally represent and warrant to Carey that, except as expressly provided in the Disclosure Schedule by specific reference to a particular Section of this Article 2, the following representations and warranties are true and correct as of the date hereof (except Section 2.32, which will be true and correct as of the Closing Date):

   2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of New York.
The Company is not required to be qualified as a foreign corporation in any jurisdiction. The Company has the corporate power and authority to own and hold its properties and to carry on its business.

The Company has previously furnished to Carey true and complete copies of its charter and by-laws, as amended to date.

     2.2 Subsidiaries. The Company neither owns, nor has any agreements or understandings (written or oral) to acquire, any equity securities or other securities of any corporation, general or limited partnership, limited liability company, joint venture, or other entity or business, or any direct or indirect equity or ownership interest in any other business. The Business is, and since October 1, 1995 has been, conducted solely by ILN and Manhattan International Limousine Network Ltd., a New York corporation ("MILN"), and not through any subsidiary, affiliate or joint venture of either of the Stockholders or the Company or any other entity or person. Neither the Stockholders nor the Company owns or controls, directly or indirectly, any business or company competitive with the Business or any business or company that provides services to the Business or any other chauffeured vehicle services company.

     2.3 Power and Authority. The Stockholders have full capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and no other action is necessary to authorize this Agreement or the consummation of the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Stockholders and constitutes a legal, valid and binding obligation of the Stockholders enforceable against them in accordance with its terms.

     2.4 Capitalization. The authorized equity securities of ILN consists of 200 shares of common stock, each without par value (the "ILN Common Stock"), all of which shares are issued and outstanding; and the Shares represent all issued and outstanding shares of ILN Common Stock. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts, commitments, agreements or understandings (written or oral) that require the Company to issue, sell or transfer any of its capital stock or other securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no agreements, voting trusts, proxies or other agreements or understandings with respect to the voting or ownership of the capital stock of the Company. None of the Shares or other securities of the Company was issued in violation of the Securities Act or state law.

     2.5 Ownership and Title to the Shares. LCH and AJH are the sole record and beneficial holders of the Shares, with each owning one-half of the Shares. The Stockholders own their respective Shares free and clear of any Encumbrances.

     2.6 Validity, etc. Neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance by the Stockholders or the Company with any of the terms or provisions hereof, will (i) violate any provision of the charter or by-laws of the Company, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to either Stockholder or the Company or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Company or the Stockholders or the Shares under any of the terms, conditions or provisions of any Company Contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, Permit or other instrument or obligation to which either of the Stockholders or the Company is a party, or by which they or any of their respective properties or assets may or be bound or affected.

     2.7 Financial Statements. The Stockholders have previously furnished to Carey the following financial statements of the Company which are attached hereto in Schedule 2.7: (i) federal tax returns for 1994 and 1995, prepared internally by ILN and reviewed by Grubman Associates of New York, CPAs, P.C. ("Grubman"), (collectively, the "ILN Financial Statements"). The Stockholders and Grubman have reviewed the following financial statements of MILN and ILN which also are attached hereto in Schedule 2.7: (i) financial statements as of and for the years ending September 30, 1995 and 1996, audited by Coopers & Lybrand, L.L.P., consisting of a balance sheet, statement of income and statement of cash flows, and (ii) financial statements as of and for the three months ended December 31, 1995 and 1996, prepared with the assistance of Coopers & Lybrand, L.L.P. (collectively, the "Combined Financial Statements"). The balance sheet of ILN dated December 31, 1996 and included among the ILN Financial Statements referred to herein as the "Balance Sheet." All ILN Financial Statements were prepared from the books and records of ILN, which books and records are complete and correct. The ILN Financial Statements accurately present the financial position of ILN as of the dates thereof and the results of ILN's operations for the periods presented therein, as the case may be. The Combined Financial Statements accurately present the financial position of MILN and ILN as of the dates thereof and the results of MILN and ILN's operations for the periods presented therein, as the case may be, all in conformity with generally accepted accounting principles ("GAAP"), consistently applied, subject, in the case of the financial statements for the three months ended December 31, 1995 and 1996, to normal year-end adjustments. At the Closing, ILN shall have a Zero Balance Sheet.

     2.8 Books and Records. The minute books, stock record books and other material non-financial records of the Company, all of which have been made available to Carey, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the Stockholders, the boards of directors, and committees of the boards of directors of the company, and no meeting of any such stockholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. As of the Closing Date, all of the books and records referenced in this Section 2.8 will be in the possession of the Company.

     2.9 Absence of Undisclosed Liabilities. Except as and to the extent of the amounts specifically reflected or reserved against in the Balance Sheet or set forth in the Disclosure Schedule, the Company does not have any liabilities or obligations of any nature whatsoever, due or to become due, accrued, absolute, contingent or otherwise, except for immaterial liabilities and obligations incurred in the ordinary course of business which are consistent with past practice. Neither Stockholder knows of any basis for the assertion against the Company of any liability or obligation not fully reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date thereof.

     2.10 Absence of Adverse Change. Since December 31, 1996 (the "Balance Sheet Date"), there has been no material adverse change in the business, financial position, assets, liabilities, results of operations or prospects of the Company and the other transactions expressly contemplated to occur in connection with the transactions contemplated hereby. Since the Balance Sheet Date, other than the transactions expressly contemplated to occur in connection with the transactions contemplated hereby, the Company has not:

     (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment, or made any change in its business or operations, other than in the ordinary course of business;

     (b) entered into or agreed to enter into any transaction, agreement or commitment, or suffered the occurrence of any event or events (i) that has interfered or is reasonably likely to interfere with the normal and usual operations of the business of the Company or (ii) that, singly or in the aggregate, has resulted or is reasonably likely to result in a material adverse change with respect to the Company;

     (c) incurred or increased any indebtedness for borrowed money or any capital lease obligations, or assumed, guaranteed, endorsed or otherwise become responsible for the obligations of any other individual, partnership, firm, or corporation (except to endorse checks for collection for deposit in the ordinary course of business), or made any loan or advance to any individual, partnership, firm or corporation;

     (d) mortgaged, pledged, or otherwise encumbered, or, other than in the ordinary course of business, sold, transferred or otherwise disposed of, any of the properties or assets of the Company, including any canceled, released, hypothecated or assigned indebtedness owed to the Company, or any claims held by the Company;

     (e) made any investment of a capital nature in excess of $2,500 or entered into a commitment for such investment either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation;

     (f) declared, set aside, or paid any dividend or other distribution (whether in cash, stock or property, or any combination thereof) in respect of the capital stock of the Company, or redeemed or otherwise acquired, directly or indirectly, any shares of capital stock of the Company;

     (g) paid any long-term liability, otherwise than in accordance with its terms;

     (h) paid any bonus, additional or severance compensation to any officer, director, shareholder or employee of the Company, or otherwise increased the compensation paid or payable to any of the foregoing;

     (i) sold, assigned or transferred any patents, trademarks, trade names, logos, copyrights, formulae or other intangible assets;

     (j) contracted with or committed to any third party (i) to sell any capital stock of the Company, (ii) to sell any assets of the Company other than in the ordinary course of business or (iii) to effect any merger, consolidation or other reorganization of the Company;

     (k) incurred any damage, destruction or loss to any asset owned by the Company or used in its business;

     (l) entered into any material agreement, contract, lease, indenture or commitment (whether written or oral) or any amendment, waiver or modification to any existing agreement, contract, lease, indenture or commitment (whether written or oral); or

     (m) agreed, contracted or committed to do any of the foregoing, or agreed to pay after the Closing any expenses or fees of counsel, accountants or consultants for services in preparation for or in connection with this Agreement or the transactions contemplated hereunder.

   2.11  Receivables; Banking Relationships.

     (a) Schedule 2.11 provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of the Balance Sheet Date. All existing receivables of the Company represent valid obligations of third parties arising from bona fide transactions entered into in the ordinary course of business.

     (b) Schedule 2.11 accurately lists (i) each account maintained by or for the benefit of the Company at any bank or other financial institution since 1990 and (ii) each bank or financial institution that has made any loan to or had any business relationship with the Company since 1990, and for each such bank the name of the contact officer at the bank. Schedule 2.11 describes the date of and reason for any termination of or change in any business relationship between the Company and any such bank or financial institution and, the aggregate amount of the outstanding loan or account balance (if any) at the date of any such termination or change.

     2.12  Taxes.

     (a) The Company and any consolidated, combined or unitary group of which the Company is or was a member, as the case may be (individually, a "Tax Affiliate" and, collectively, the "Tax Affiliates"), has (i) prepared and timely filed all returns, declarations, reports, estimates, information returns and statements ("Returns") required to have been filed or sent by or with respect to them to date in respect of any Taxes (as hereinafter defined), and all such Returns are correct and complete; (ii) timely and properly paid all Taxes that are shown as due and payable on such Returns; and (iii) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and timely and properly withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

     (b) (i) There are no liens for Taxes upon the assets of the Company or any Tax Affiliate except liens for Taxes not yet due; (ii) neither the Company nor any of its Tax Affiliates has requested any extension of time within which to file any Return which Return has not since been filed; (iii) no deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of its Tax Affiliates which has not been resolved and paid in full; (iv) there are no outstanding waivers or consents given by the Company or any of its Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or Returns; and (v) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns.

     (c) Neither the Company nor any of its Tax Affiliates (i) has filed a consent pursuant to Section 341(f) of the Code (as hereinafter defined) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Tax Affiliates; or (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by such Company or a Tax Affiliate or has any knowledge that the Internal Revenue Service (the "IRS") has proposed any such adjustment or change in accounting method. No property of the Company or any of its Tax Affiliates is property that the Company, any of its Tax

Affiliates or any party to this transaction is or will be required to treat as being owned by another person pursuant to Section 168(f)(8) of the Code (prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

     (d) All transactions that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code have been adequately disclosed in accordance with Section 6662 of the Code. Neither the Company nor any of its Tax Affiliates is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

     (e) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including without limitation all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

     (f) The Company is, and at all times since January 1, 1990 has been, an "S corporation" as defined in Section 1361(a) of the Code.

     2.13 Litigation. There is no (a) action, suit, claim, proceeding or investigation pending or, to the knowledge of either Stockholder threatened against or affecting or either stockholder (relating to the Business) or the Company (whether or not either Stockholder or the Company is a party or prospective party thereto), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; (b) arbitration proceeding relating to either Stockholder (relating to the Business) or the Company, or (c) governmental inquiry pending or threatened against or involving either Stockholder (relating to the Business) or the Company. There are no outstanding orders, writs, judgments, injunctions, settlement agreements, consent decrees or decrees of any court, governmental agency or arbitration tribunal against, involving or affecting either Stockholder (relating to the Business) or the Company. Neither the Company nor (with respect to any matter relating to the Business) either Stockholder is in default with respect to any order, writ, injunction or decree known to or served upon it from any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by either Stockholder (relating to the Business) or the Company pending or threatened against others.

     2.14 Vehicles. Schedule 2.14 contains a true and complete list of all motor vehicles used in the operation of the Company's business (the "Vehicles"), including, without limitation, Vehicles owned by or leased to the Company and Vehicles owned by or leased to third parties or Franchisees, and sets forth, with respect to each Vehicle, the year, make, serial number, model, mileage as of December 31, 1996, whether such Vehicle is owned or leased, and the identity of the owner or lessee, as the case may be. Schedule 2.14 sets forth a description of any outstanding financial obligations of the Company (including financial obligations of third parties which are guaranteed by either Company) on any Vehicles, including the date of obligation, deposit, financing source, interest rate, term, dates and amounts of first and last payments, total amount financed, monthly payment, balloon payment (if any), outstanding balance, and extent and nature of the Company's obligations with respect to such vehicles. Except as shown in Schedule 2.14 with respect to Company's Vehicles as to which there are outstanding financial obligations, the Company has good and marketable title free and clear of all Encumbrances to the Company's Vehicles. With respect to Vehicles as to which the Company has outstanding financial obligations, all leases, conditional sales contracts and financing documents pertaining to such Vehicles are in full force and effect, and there is not under any of such instruments any existing default or event of default which with notice or lapse of time or both would constitute such a default. The Vehicles listed on Schedule 2.14 constitute all motor vehicles necessary to conduct the Company's business in the manner in which it has been and is being conducted. All Vehicles are adequate and useable for the purposes for which they are currently used and each such Vehicle is in good operating condition, reasonable wear and tear excepted, and has been properly maintained and repaired. During the past three (3) years, there has not been any material interruption of the operations of the Business due to condition of the vehicles used in the operation of the Company's business.

     2.15 Compliance with Law. The Company has complied with and is not in default under, all laws (including, without limitation, franchise disclosure laws), ordinances, legal requirements, rules, regulations and orders applicable to it, its assets and the Business. There is no existing law, rule, regulation or order, and neither of the Stockholders are aware of any proposed law, rule, regulation or order, whether federal or state, which would prohibit or materially restrict the Company from, or otherwise materially adversely affect the Company in, conducting its business, or which would materially restrict Carey from owning the Shares.

     2.16 Licenses and Permits. Schedule 2.16 identifies and provides a brief description of all licenses, permits, pending applications, consents, approvals and authorizations of or from any public, governmental or regulatory agency, used in or otherwise necessary for the conduct of the Business, including, without limitation, Certificates of Public Convenience and Necessity and other operating certificates applied for and/or currently outstanding and issued by any and all regulatory bodies (including, without limitation, the City of New York and the State of New York) (collectively, the "Permits"), providing with respect to each Permit the name of the agency issuing the Permit and, if the holder is other than the Company, the holder's relationship to the Company.
Each person who operates a Vehicle, and every Vehicle, has all required Permits. The holder of each Permit has complied with all conditions and requirements imposed by the Permits and the Company has not received any notice of, and neither Stockholder has any knowledge that, any appropriate authority intends to cancel or terminate any of the Permits or that valid grounds for such cancellation or termination exist. To the knowledge of the Stockholders no other permits other than the Permits are necessary to operate the Company's business. The Company owns or has the right to use the Permits in accordance with the terms thereof without any conflict or alleged conflict or infringement with the rights of others and subject to no Encumbrance, and each Permit is valid and in full force and effect, and will not be terminated or adversely affected by the transactions contemplated hereby.

     2.17 Labor and Employee Relations. The Company is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees or independent operator franchisees, and no Stockholder or the Company has any knowledge of any attempt to organize any employees or independent operator franchisees of the Company by any person, unit or group seeking to act as their bargaining agent. There are no pending or threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by the Company or any current or former independent operator franchisee. To the knowledge of the Stockholders and the Company, no event has occurred or circumstance exists that could provide a reasonable basis for any work stoppage or labor dispute.

     2.18 Certain Employees. Set forth in Schedule 2.18 is a list of the names, addresses and telephone numbers of the Company's employees (whether full or part time) and consultants, together with the title or job classification of each such person, the base annual and the total compensation paid to each such person by the Company in 1996 and anticipated to be paid in 1997, and the amount of accrued vacation and other benefits that each has accumulated as of the date hereof. None of such persons has an employment agreement or understanding, whether oral or written, with the Company which is not terminable on thirty (30) days or less notice by the Company without cost or other liability to the Company. No person listed on Schedule 2.18 has indicated that he or she intends to terminate his or her employment with the Company or seek a material change in his or her duties or status. Each employee or independent contractor of the Company who is required to be licensed under any applicable federal state or local law is so licensed.

     2.19 Employee Benefits. (a) Schedule 2.19 sets forth a true and complete list of each benefit plan, arrangement or agreement under which benefits are provided to employees or other providers of services that is maintained as of the date of this Agreement (the "Plans") by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     (b) The Company has heretofore delivered to Carey true and complete copies (or, if not in written form, summaries) of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last two years, (ii) the annual report for such Plan (if applicable) for each of the last two years and (iii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan (and any application for such determination letter, if one is pending), and
Schedule 2.19 sets forth a true and complete list of all of such documents.

     (c) Except as set forth in Schedule 2.19, (i) each of the Plans has been operated and administered in all material respects in compliance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and each Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements in all material respects, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan", as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Company or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a material liability thereunder; (vi) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) or 4001(a)(3) of ERISA, (vii) all contributions or other amounts payable by the Company as of the Closing Date with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices,
Section 302 of ERISA and Section 412 of the Code, and there is no accumulated funding deficiency with respect to any Plan, (viii) neither the Company, nor any ERISA Affiliate, has engaged in a transaction in connection with the Company or any ERISA Affiliate, or any other person or entity, which could subject the Company or any ERISA Affiliate to a material liability under Section 409 of ERISA, a material civil penalty assessed pursuant to Section 502(i) or (l) of ERISA or a material tax imposed pursuant to Section 4975 of the Code, (ix) no event has occurred and no condition exists with respect to any Plan that could subject the Company or any ERISA Affiliate to any material tax, fine or penalty imposed by the Code or ERISA, (x) there are no pending, or to the Stockholders knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto, (xi) neither the Company nor any ERISA Affiliate has any material liability or contingent liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, any multi-employer plan or the Department of Labor with respect to any employee pension benefit plan currently or previously maintained by the Company or any ERISA Affiliate, and (xii) all material required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and summary plan descriptions) with respect to the employee pension benefit plans and employee welfare benefit plans maintained by the Company or any ERISA Affiliate for its employees have been properly and timely filed with the appropriate government agency and distributed to participants as required, and the Company has complied in all material respects with the requirements of COBRA.

     (d) Except as set forth in Schedule 2.19 neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, deferred compensation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company, or any of their affiliates under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or otherwise, or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

     2.20  Proprietary Assets; Telephone Numbers.

     (a) Schedule 2.20 identifies and provides a brief description of all Proprietary Assets (as hereinafter defined) owned or licensed to, or otherwise used by, the Company, including, without limitation, any plan or system utilized by the Company and furnished to franchisees and affiliates of the Company regarding: standards and methods of operating, marketing, advertising and public relations, courtesy and appearance standards, charge card services, reservation services, insurance programs and equipment standards for conducting a chauffeured vehicle service business, including improvements in operating procedures and mix of products and services which may be promoted and sold to customers of either Company (collectively, the "Company Proprietary Assets"). Except as set forth on Schedule 2.20, the Company has provided services to no customer or client other than MILN and its customers and clients since December 31, 1994. Schedule 2.20 lists each trademark and service mark owned by or licensed to, or otherwise used by, the Company and states with respect to each such trademark or service mark, whether it is registered with the U.S. Patent and Trademark Office or any state governmental agency. Except as set forth in
Schedule 2.20, the Company has good, valid and marketable title to all of the Company Proprietary Assets identified therein, free and clear of all Encumbrances, and have a valid right to use all such Company Proprietary Assets. Except as set forth in Schedule 2.20, the Company is not obligated to make any payment to any person or entity for the use of any Company Proprietary Asset. Except as set forth in Schedule 2.20, the Company has not developed jointly with any other person or entity any Company Proprietary Asset with respect to which such other person has any rights.

     (b) The Company has taken reasonably prudent steps to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets.

     (c) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other person or entity. The Company is not infringing, misappropriating or making any unlawful use of, and the Company has at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other person or entity. To the knowledge of the Stockholders and the Company, no other person or entity is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other person or entity infringes or conflicts with, any Company Proprietary Asset.

     (d) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business (including, without limitation, providing services to MILN) in the manner in which such business has been and is being conducted. Except as set forth in Schedule 2.20: (i) the Company has not licensed any of the Company Proprietary Assets to any person or entity and (ii) the Company has not entered into any contract, agreement, covenant not to compete, or other arrangement limiting its ability to exploit fully any of its Company Proprietary Assets or to transact business in any market or geographical area or with any person or entity.

     (e) Schedule 2.20 lists all telephone numbers relating to the Company's business which have been advertised in the Yellow Pages and/or White Pages since 1990. All telephone numbers listed on Schedule 2.20 are in good working order and no claim has been asserted against the Company adverse to its rights in any such telephone numbers.

     2.21 Tangible Properties. Schedule 2.21 contains a true and complete list of all tangible personal property, including, without limitation, furniture, fixtures, equipment, computer hardware and software (but excluding Vehicles) owned by or leased to the Company (the "Tangible Personal Property"), other than minor items valued at less than $100. Except with respect to Tangible Personal Property listed as being leased on Schedule 2.21, the Company has good and marketable title free and clear of all Encumbrances to the Tangible Personal Property. With respect to any Tangible Personal Property leased by the Company, all leases, conditional sale contracts, franchises or licenses pursuant to which the Company may hold or use (or permit others to hold or use) such Tangible Personal Property are valid and in full force and effect, and there is not under any of such instruments any existing default or event of default or event which with notice or lapse of time or both would constitute such a default; and the Company's possession and use of such property has not been disturbed and no claim has been asserted against the Company adverse to its rights in such leasehold interests. The Tangible Personal Property constitutes all tangible personal property necessary to conduct the Business in the manner in which it has been and is being conducted. All Tangible Personal Property is adequate and usable for the purposes for which it is currently used and each item of Tangible Personal Property, whether owned or leased, is in good operating condition, reasonable wear and tear excepted, and has been properly maintained and repaired. During the past three (3) years, there has not been any material interruption of the operations of the Company's business due to the condition of any of the Tangible Personal Property.

     2.22  Premises.

     (a) Schedule 2.22 sets forth a true and complete list and description of all real property leased by the Company or used in its business (the "Leased Premises"). A true and correct copy of the lease, as amended to date, to each of the Leased Premises has been delivered to Carey. Each lease covering a Leased Premises is in full force and effect (there existing no default under any such lease which, with the lapse of time or notice or otherwise, would entitle the lessor to terminate the same), conveys the leased real estate purported to be conveyed thereunder, is enforceable by the Company. The Company has the right to use its respective Leased Premises in accordance with the terms of such leases free and clear of all Encumbrances or other interests or rights of third parties, except those which do not or would not have a material adverse effect on the Leased Premises as used in the Company's business. Each of the Leased Premises is structurally sound, adequately maintained, fully equipped with all necessary utilities and is in good condition and repair, consistent with the uses to which it is presently being put or intended to be put. All structures, improvements and fixtures on the Leased Premises and the current uses of the Leased Premises conform to any and all applicable federal, state and local laws, building, health and safety and other ordinances, laws, rules and regulations. There is no violation of any material covenant, restriction or other agreement or understanding, oral or written, affecting or relating to title or use of any Leased Premises. There are no pending or threatened condemnation or similar proceedings or assessments affecting any of the Leased Premises, nor to the knowledge of either Stockholder is any such condemnation or assessment contemplated by any governmental authority.

     (b) The Company owns no real property.

     2.23  Environmental Matters.

     (a) No governmental or private notice of violation, action, suit or other proceeding to enforce or impose liability under any Environmental Laws, and to the knowledge of the Company and the Stockholders, no investigation or inquiry under any Environmental Laws, is pending or threatened against the Company, or any person or entity for whose conduct the Company is or may be held responsible, which would affect the Company's business.

     (b) No Leased Premises are contaminated with any Hazardous Materials.

     (c) There are no on-site or off-site locations used (currently or in the past) in the Company's business or by the Company in connection with its Business for the treatment, storage or disposal of Hazardous Materials. Without limiting the generality of the foregoing, there are no underground storage tanks at any Leased Premises, nor are there any PCB-containing transformers at or on any Leased Premises.

     (d) There are no liabilities in connection with the Company's business relating to the off-site treatment, storage or disposal of Hazardous Materials.

     (e) There are no asbestos-containing materials located at any Leased Premises.

     2.24 Insurance. The Company has at all times since its inception through the date hereof, and will continue to be through the Closing, insured with reasonable amounts of coverage by responsible insurers in respect of its properties, assets and business against risks normally insured against by companies in similar lines of business under similar circumstances. Schedule
2.24 correctly describes (by type, carrier, policy number, limits, premium and expiration date) the insurance coverage carried by the Company at any time during the last three (3) years, and coverage carried by the Company on the date hereof, each of which current coverage, will remain in full force and effect through the Closing. Neither the Company nor the Stockholders (i) has failed to give any notice or present any claim under any such policy or binder in due and timely fashion, (ii) has received notice of cancellation or non-renewal of any such policy or binder, (iii) is aware of any threatened or proposed cancellation or non-renewal of any such policy or binder, (iv) has received notice or is aware of any insurance premiums which will be materially increased in the future or (v) has permitted any such policy to lapse for any period of time. There are no outstanding claims under any such policy which have gone unpaid for more than 45 days, or as to which the insurer has disclaimed liability.

     2.25 Outstanding Commitments. Schedule 2.25 sets forth a list of all existing contracts, agreements, contracts, understandings, arrangements, leases, commitments, licenses, and installment and conditional sales agreements, whether written or oral, relating to the Company or its Business (collectively, "Company Contracts") and, with respect to oral Company Contracts a description thereof. The Company has delivered or made available to Carey true, correct and complete copies of all written Company Contracts and Schedule 2.25 contains an accurate and complete description of all Company Contracts which are not in writing. On or before the Closing Date, the Company shall have paid in full all amounts due (without regard to any grace period) as of the date hereof and as of the Closing Date under each of the Company Contracts. The execution, delivery and performance by the Company of each of the Company Contracts has been authorized by all necessary corporate action. All of the Company Contracts are in full force and effect. The Company and each other party to each of the Company Contracts have performed all the obligations required to be performed by them to date, have received no notice of default and are not in default (with due notice or lapse of time or both) under any of the Company Contracts. The Company has no present expectation or intention of not fully performing all its obligations under each of the Company

Contracts, and neither the Stockholders nor the Company has any knowledge of any breach or anticipated breach by any other party to any of the Company Contracts. None of the Company Contracts have been terminated, no notice has been given by any party thereto of any alleged default thereunder by any party thereto, and neither the Stockholders nor the Company is aware of any intention or right of any party to any Company Contract to default another party to any Company Contract. There exists no actual or, to the knowledge the Stockholders or the Company, threatened termination, cancellation or limitation of the business relationship of the Company with any party to any Company Contract.

     2.26 Governmental Approvals. No registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Company nor any of this Agreement and the transactions contemplated hereby.

     2.27 Certain Payments. Neither the Company nor any director, officer, agent, or employee of the Company, or any other person associated with or acting for or on behalf of the Company, has directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, entity or agency, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured,
(iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or (iv) in violation of any federal, state or local law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

     2.28  Transactions With Related Parties.  Except as set forth in Schedule
2.28 hereto, no stockholder, director, officer or employee of the Company, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has an interest or is an officer, director, trustee, partner or holder of any equity interest, is a party to any transaction with the Company which will represent an obligation of the Company after the Closing, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments or involving other obligations to or from, any such person or firm.

     2.30 Brokers or Finders. The Stockholders, the Company and their respective agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     2.31 Disclosure. Neither this Agreement, nor any Schedule or Exhibit to this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which made, not misleading.

     2.32 Closing Date Representations and Warranties. The representations and warranties set forth in this Article 2 shall be true and correct on the Closing Date, as if made on the Closing Date, except (i) as expressly provided in supplements to the Disclosure Schedule delivered in draft form to Carey two (2) business days before the Closing Date and in final form substantially similar to the draft form with respect to representations and warranties which were true and correct as of the date of this Agreement but which as a result of events which individually or in the aggregate do not violate Section 4.5(a)-(g) cease to be true and correct and (ii) as expressly contemplated by this Agreement with respect to the transfer of Excluded Assets and Excluded Liabilities and otherwise. In no event shall any such supplements supplement or amend any representations or warranties in this Article 2 which are to be true and correct on the date of this Agreement.

                  3.  REPRESENTATIONS AND WARRANTIES OF CAREY

     Carey represents and warrants to the Stockholders as follows:

     3.1 Organization. Carey is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     3.2 Power and Authority. Carey has the corporate power and authority to execute, deliver and perform this Agreement and the other documents and instruments contemplated hereby. The execution, delivery and performance by Carey of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporation action. This Agreement, and each of the other agreements, documents and instruments to be executed and delivered by Carey have been duly executed and delivered by, and constitute the valid and binding obligation of Carey enforceable against Carey in accordance with their terms.

     3.3 Validity, etc. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance by Carey with any of the terms or provisions hereof, will (i) violate any provision of the charter or by-laws of Carey, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Carey or any of its respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of Carey under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Carey is a party, or by which it or its properties or assets may be bound or affected.

     3.4 Financial Statements. Carey has previously furnished to the Stockholders financial statements of Carey and its subsidiaries as of and for the years ending November 30, 1995 and 1996, audited by Coopers & Lybrand, L.L.P., consisting of balance sheets, statements of operations, statements of changes in stockholder's equity and statements of cash flows (the "Carey Financial Statements"). All Carey Financial Statements were prepared from the books and records of Carey and its subsidiaries, which books and records are complete and correct. The Carey Financial Statements accurately present Carey's consolidated financial position as of the dates thereof and the results of Carey's consolidated operations for the periods presented therein, as the case may be, all in conformity with GAAP, consistently applied.

     3.5 Brokers or Finders. Carey and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

                                 4.  COVENANTS

     4.1 Confidential Information. Carey and the Stockholders will, and Carey will cause its agents and employees to, and the Stockholders will cause the Company and its agents and employees to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of their counsel, by other requirements of law, all Confidential Information (as hereinafter defined) and will not disclose the same to any third party. If this Agreement is terminated, (i) Carey will promptly return to the Stockholders or destroy all documents (including all copies thereof) containing or based upon Confidential Information pertaining to the Company, and (ii) the Stockholders will promptly return to Carey or destroy all documents (including all copies thereof) containing or based upon Confidential Information pertaining to Carey. For purposes hereof, "Confidential Information" shall mean all information of any kind concerning the Company or Carey, except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the receiving party to be under an obligation to keep such information confidential, (iii) that is or becomes known to the public (other than through a breach of this Agreement), (iv) that was in the receiving party's possession before disclosure thereof to it in connection with this Agreement,
(v) that was independently developed by the receiving party or (vi) information about the Company that Carey reasonably determines (after consultation with counsel for the Stockholders) is required to be included in the IPO Registration Statement or otherwise disclosed to the public in connection with the IPO.

     4.2 Best Efforts. Subject to the terms and conditions hereof, each party to this Agreement agrees to fully cooperate with the others and the others' counsel, accountants and representatives in connection with any steps required to be taken as part of its obligations under this Agreement. Each party to this Agreement agrees that it will use its best efforts consistent with reasonable business practice to cause all conditions to its obligations and to the other parties under this Agreement to be satisfied as promptly as possible, and will not undertake a course of action inconsistent with this Agreement or which would make any of its representations, warranties, agreements or covenants in this Agreement untrue in any material respect or any conditions precedent to its obligations under this Agreement unable to be satisfied at or prior to the Closing.

     4.3 Public Announcements. Carey and the Stockholders shall not make any public announcements, notices or other communications ("Public Announcements") regarding this Agreement and the transactions contemplated hereby to parties other than the parties hereto and their respective advisors without the prior written approval (which shall not be unreasonably withheld or delayed) of (i) Carey, in the case of proposed Public Announcements by the Stockholders, and
(ii) the Stockholders, in the case of proposed Public Announcements by Carey. Notwithstanding the foregoing, no such approval shall be required with respect to filing the IPO Registration Statement or any amendment or supplement thereto or to any statements made by Carey or its employees, agents and underwriters in connection with marketing the IPO after filing the IPO Registration Statement.

     4.4 Notification of Certain Matters. Each of the parties (the "Notifying Party") shall give prompt notice to the other parties of (i) the occurrence or non-occurrence of any event that would be likely to cause any representation or warranty of the Notifying Party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of the Notifying Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 4.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     4.5 Conduct of Business. Prior to the Closing Date, unless Carey shall have consented in writing thereto, the Stockholders jointly and severally covenant and agree that they will, except as contemplated by Section 8.4, and will cause the Company and its officers and employees to:

     (a) conduct the operations of the Company according to the Company's usual, regular and ordinary course in substantially the same manner as heretofore conducted;

     (b) use reasonable efforts to preserve intact the business organization and goodwill of the Company, keep available the services of the Company's officers, employees, independent contractors and other service providers, and maintain satisfactory relationships with those persons having business relationships with it;

     (c)  not amend the charter or by-laws of the Company;

     (d) promptly notify Carey of (i) any material emergency or other material change in the Company's condition (financial or otherwise), business, properties, assets, liabilities, prospects or in the operation of the Company's properties and; (ii) of any litigation or governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

     (e) not (i) issue any shares of the capital stock, effect any stock split or otherwise change the capitalization of the Company; (ii) grant, confer or award any option, warrant, conversion right or other right to acquire any shares of the capital stock of the Company; (iii) increase any compensation or enter into or amend any employment agreement with any of the officers, directors or employees of the Company; (iv) adopt any new Plans (including any severance provisions, stock option, stock benefit or stock purchase plan) or amend any existing Plan in any respect; (v) cancel, terminate, amend or modify (or otherwise impair the rights of the Company under) any Company Contract; (vi) sell, lease or otherwise dispose of any of the assets of the Company, other than a conveyance of Excluded Assets in connection with which the Stockholders shall have complied with Section 8.2(b); or (vii) make or revoke any tax election, including without limitation the Company's election to be taxed as an "S corporation" as defined in Section 1361(a) of the Code, under federal law or under any comparable provision of, state, local or foreign law;

     (f) not (i) make any capital expenditure in excess of $2,500; (ii) incur any long-term indebtedness in addition to that outstanding on the date hereof;
(iii) incur any other indebtedness or liability other than in the ordinary course of business; (iv) make any loans, advances or capital contributions to, or investments in, any other person, other than reasonable travel or other advances to employees in the ordinary course of business consistent with past practices; (v) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations of any other person or entity, except to endorse checks for collection or deposit in the ordinary course of business; or (vi) fail to make any scheduled or other payment by its due date;

     (g) not declare or pay any dividend or distribution on any shares of the capital stock of either Company; and

     (h) take no action that would make any representation or warranty contained in Section 2.32 untrue or incorrect.

     4.6 Continued Effectiveness of Representations and Warranties. From the date hereof up to and including the Closing Date, the Stockholders will, and will cause the Company and its officers and employees to, conduct the business and the affairs of the Company in a manner such that the representations and warranties contained in Section 2.32 of this Agreement shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date, except for actions arising in the ordinary and usual course of business after the date hereof which would not result in a material adverse change in the properties, assets, operations or condition (financial or otherwise) or prospects of the Company or its business.

     4.7 Non-Competition; Non-Solicitation. The Stockholders hereby covenant and agree that for a period which is the longer of (i) the period commencing on the date hereof and ending five years hence and (ii) the period commencing on the date hereof and ending two years after the termination of the Consulting Agreement, the Stockholders will not, directly or indirectly, (a) engage or become interested, as owner, employee, partner, through stock ownership (except ownership of less than one (1) percent of any class of securities which are listed for trading on any national securities exchange), investment of capital, lending of money or property, rendering of services, or otherwise, either alone or in association with others, in the operation, management, financing or supervision of any type of business or enterprise within the Territory (as defined below) which is competitive with either the Business or Carey, or (b) solicit any of the employees or officers of the Company, MILN or Carey for purposes of obtaining their services for any other business, whether or not such other business is competitive with the Business or Carey. The "Territory" shall mean the total territory composed of the area within a circle which has a 75 mile radius around each office in the world maintained by Carey.

     4.8 Further Assurances. The Stockholders will use their best efforts to have all present officers and directors of each Company execute whatever minutes of meetings or other instruments and take whatever action as may be necessary or desirable to (i) effect, perfect or confirm of record of otherwise Carey's full right, title and interest in and to the Shares and the Company's full right, title and interest to its business, properties and assets now conducted, free and clear of all Encumbrances and (ii) allow the Company to collect, realize upon, gain possession of, or otherwise acquire full right, title and interest in and to such business, properties and assets, or to carry out the intent and purposes of the transactions contemplated hereby.

     4.9 Exclusive Negotiating Rights. The Stockholders agree that until August 20, 1997, they (i) will not directly or indirectly negotiate or offer to negotiate or discuss with, solicit or initiate, or entertain or encourage submission of inquiries, proposals or offers from any third party with respect to the disposition of the Company, MILN, the Business, the Shares, or the MILN Shares, or any portion thereof, whether by the sale of assets of the Company, MILN, or the Business, or the sale of Shares, or some other means that results in a change of control of the Company or the Business, or of the benefits of all or substantially all the assets of the Company, MILN, or the Business (an "Acquisition Proposal") and (ii) will promptly notify Carey of the terms of any inquiry or proposal that the Stockholders or the Company may receive with respect to any Acquisition Proposal and of their response thereto.

     4.10 Access and Information. The Stockholders will afford, and will cause the Company to afford, Carey's representatives with reasonable access to the Company's management, properties, books and records and furnish to Carey and its representatives all additional financial and operating data and other information as to the Company's businesses and properties as Carey may from time to time reasonably request.

     4.11 Additional Covenants of the Stockholders. Between the date of this Agreement and the Closing Date, the Stockholders hereby covenant and agree they will:

     (a) execute and deliver at the Closing all documents, certificates, instruments and items referenced in Sections 1.4(a) and (c); and

     (b) execute and deliver such other instruments and take such other actions as may be reasonably required in order to carry out the intent of this Agreement.

                           5.  CONDITIONS TO CLOSING

     5.1 Conditions to Obligations of Carey. The obligations of Carey to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing, or waiver by Carey in writing, in whole or in part, of each of the following conditions:

     (a) All of the representations and warranties of the Stockholders in Sections 2.1 through 2.31 of this Agreement (considered collectively) and each of those representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement; and all of the representations and warranties of the Stockholders in Section 2.32 of this Agreement (considered collectively) and each of those representations and warranties (considered individually) must be accurate in all material respects as of the Closing Date, as if made on the Closing Date.

     (b) All of the covenants and obligations that the Stockholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

     (c) Carey shall have received the opinion of counsel to the Stockholders, dated the date of the Closing and in form and substance satisfactory to Carey and its counsel, substantially to the effect set forth on Exhibit 5.1(c), and the underwriters in the IPO shall be entitled to rely on such opinion and shall have received a copy thereof.

     (d) All third-party consents, approvals and permits required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

     (e) The Stockholders shall have executed and delivered to Carey all documents, certificates, instruments and items referenced in Sections 1.4(a) and
(c).

     (f) The Stockholders shall have delivered to Carey a certificate of Secretary of the Company certifying as to the incumbency of officers and directors, and the status of record ownership of the Shares.

     (g) The Stockholders shall have delivered to Carey such other certificates, documents and opinions as Carey and its counsel shall reasonably require.

     (h) There must not have been made or threatened by any person or entity any claim asserting that such person or entity (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, any other voting, equity, or ownership interest in, the Company, or (ii) is entitled to all or any portion of the consideration set forth in Section 1.2.

     (i) The conditions to Carey's obligations to consummate the transactions contemplated by the Merger Agreement set forth in Section 5.1 thereof shall have been satisfied and the transactions contemplated by the Merger Agreement shall have been consummated.

     5.2 Conditions to Obligations of the Stockholders. The obligations of the Stockholders to consummate the transactions contemplated by this Agreement subject to the satisfaction at or prior to the Closing, or waiver by such parties in writing, in whole or in part, of each of the following conditions:

     (a) All of the representations and warranties in Section 3 of this Agreement (considered collectively), and each of those representations and warranties (considered individually), (i) must have been accurate in all material respects as of the date of this Agreement and (ii) must be accurate in all material respects as of the Closing Date, as if made on the Closing Date.

     (b) All of the covenants and obligations that Carey is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and compiled with in all material respects.

     (c) The Stockholders shall have received the opinion, dated the date of the Closing and in form and substance satisfactory to the Stockholders and their counsel, of Nutter, McClennen & Fish, LLP, counsel to Carey, substantially to the effect set forth on Exhibit 5.2(c).

     (d) Carey shall have executed and delivered to the Stockholders all documents, certificates, instruments, and items referenced in Sections 1.4(b) and (c).

     (e) Carey shall have delivered to the Stockholders a certificate of its Secretary, certifying as to requisite corporate or other action authorizing the transactions contemplated by this Agreement, and to the incumbency of all officers signing this Agreement and any instruments to be delivered hereunder.

     (f) The transactions contemplated by the Merger Agreement shall have been consummated.


                              6.  INDEMNIFICATION

     6.1   Agreements to Indemnify.

     (a)   As used in this Article 6:

              (i) "Damages" means claims, damages, liabilities, losses, judgments, settlements, and expenses, including, without limitation, all reasonable fees and disbursements of counsel incident to the investigation or defense of any claim or proceeding or threatened claim or proceeding.

              (ii) "Indemnifying Parties" means the parties obligated to provide indemnification under this Section 6.1.

              (iii) Indemnified Party" shall mean the party entitled to indemnification under this Section 6.1.

     (b) On the terms and subject to the limitations set forth in this Agreement, MH, AJH and LCH (collectively, "Sellers") shall jointly and severally indemnify, defend and hold Carey harmless from, against and in respect of any and all Damages incurred by Carey arising from or in connection with (i) any actual or alleged breach of any representation, warranty, covenant or agreement made by either Stockholder in this Agreement, (ii) any severance payments to any employee of the Company whose employment with the Company is terminated for any reason during the eighteen-month period commencing on the Closing Date, (iii) action, suit, claim, proceeding or investigation which is pending or commenced against the Company before the Closing, (iv) any transactions between the Company and Air Link Express, Ltd., (v) any failure by the Stockholders timely to pay any Tax contemplated by Sections 8.2(b) or 8.2(c) of this Agreement and
(vi) anything else for which Carey is entitled to indemnification under Section 6.1(b) of the Merger Agreement.

     (c) On the terms and subject to the limitations set forth in this Agreement, Carey shall indemnify, defend and hold the Stockholders harmless from, against and in respect of any and all Damages incurred by the Stockholders arising from, or in connection with any actual or alleged breach of any representation, warranty, covenant or agreement made by Carey in this Agreement.

     (d) The representations, warranties, covenants and agreements set forth in Articles 2, 3, 4 and 8 shall, for purposes of this Article 6, be deemed to have survived the Closing Date notwithstanding any contrary terms of this Agreement, for the period during which claims for indemnification may be made pursuant to Section 6.2(a) and thereafter shall be extinguished and of no further force and effect, and whenever such representations, warranties, covenants and agreements are referred to in this
Article 6, the text of the same as set forth in Articles 2, 3, 4 and 8 shall be deemed to be set forth in their entirety herein, and the same are hereby incorporated herein by such references. Each such representation, warranty, covenant and agreement shall be deemed to have been relied upon by the party or parties to which made, notwithstanding any investigation or inspection made by or on behalf of such party or parties, and notwithstanding any knowledge acquired (or capable of being acquired) by such party or parties, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement, and shall not be affected in any respect by any such investigation, inspection or knowledge.

     (e) The Stockholders hereby agree to each and every provision of Article 6 of the Merger Agreement, and agree to be bound as a Seller and an Indemnifying Party and to fulfill all of the obligations of a Seller and an Indemnifying Party under Article 6 of the Merger Agreement, to the same extent as if they were a party thereto.

     6.2 Limitations of Indemnity Obligations. The indemnity obligations of the Indemnifying Parties under this Agreement shall be subject to the following limitations:

     (a) The indemnity obligations of the Indemnifying Parties shall expire on the second anniversary of the Closing Date with respect to any matter for which a claim for indemnification has not been made by such date; provided, however, that such obligations with respect to (i) the representations and warranties contained in Sections 2.5 and 2.19 (in each case as updated by Section 2.32),
8.1 and 8.2 shall expire at the end of the applicable statute of limitations period, (ii) the representations and warranties contained in Section 2.23 (as updated by Section 2.32) shall expire on the fifth (5th) anniversary of Closing Date (provided that between the second and the fifth anniversaries of the Closing Date the Indemnifying Parties obligations for breach of Section 2.23 (as updated by Section 2.33) shall not exceed one hundred thousand dollars ($100,000)), (iii) the representations, warranties and covenants regarding Taxes, which are contained in Sections 2.12 (as updated by Section 2.32), shall remain in effect until all claims for Taxes due by or on account of the Company for any period up to and including the Closing Date have been settled and any statute of limitations period with respect to such Taxes has expired, and any claim for indemnification must be made prior to the expiration of the statute of limitations applicable to the Return to which the Taxes relate and (iv) the covenant contained in Section 4.7 shall remain in effect through the period indicated therein; and provided further that the indemnity obligations of the Indemnifying Parties for claims timely asserted by an Indemnified Party in the manner provided in this Agreement shall continue until such claims are finally resolved and discharged.

     (b) The aggregate indemnity obligations of the Indemnifying Parties for any Damages under this Agreement and the Merger Agreement shall not in any event exceed seven million U.S. dollars ($7,000,000).

     (c) An Indemnified Party shall be entitled to indemnification only if the aggregate and collective Damages incurred or suffered by it under this Agreement and the Merger Agreement exceeds one hundred fifty thousand dollars ($150,000), in which event such Indemnified Party shall be entitled to indemnification of the full amount of such Damages. Notwithstanding the immediately preceding sentence, however, Carey shall be entitled to indemnification for Damages incurred or suffered by it without regard to such threshold (i) pursuant to
Section 6.1(b)(i) as a result of the breach of Sections 2.5, 2.12 or 2.19 (in each case as updated by Section 2.32), 4.7, 8.1, 8.2 or 8.4, (ii) pursuant to
Section 6.1(b)(i) as a result of a breach of the representations and warranties contained in Section 2.23 (as updated by Section 2.32) claimed between the second and fifth anniversaries of the Closing Date and (iii) pursuant to Section 6.1(b)(ii) through 6.1(b)(vi).

     (d) The amount which Sellers are or may be required to pay to Carey pursuant to this Section 6 shall be reduced (retroactively, if necessary) by any insurance proceeds or refunds (excluding any tax benefits) actually recovered by or on behalf of Carey in reduction of the related Damages. If Carey shall have received the payment required by this Agreement from Sellers in respect of Damages and shall subsequently receive insurance proceeds or refunds (excluding any tax benefits) in respect of such Damages, then Carey shall promptly repay to Sellers a sum equal to the amount of such insurance proceeds or refunds actually received, net of costs and expenses (including taxes incurred), but not exceeding the amount paid by Sellers in respect of such Damages.

     (e) In addition, the amount of Damages Sellers are required to pay pursuant to this Section 6 shall be reduced by any tax benefit to Carey. Carey's accountants shall reasonably determine the tax benefit to be achieved (assuming federal, state and local tax rates reasonably projected by Carey's accountants to be in effect in the year in which such tax benefit will be achieved) and the year in which such tax benefit will be achieved and provide such determination to Sellers in writing. In connection with any such determinations hereunder, Carey shall determine in its sole judgment whether to expense or capitalize or how to otherwise treat any item. If it is projected that a tax benefit will be achieved in a current year, the amount of such tax benefit will reduce the Damages to be paid. If such tax benefit is projected to be achieved in a future year, such tax benefit shall be discounted at 8% per year and such discounted amount will reduce the Damages to be paid. The accountants' fees for making any determinations hereunder shall be separately determined and included within the Damages to be paid (net of tax benefits) by Sellers. Absent manifest error, any determination by Carey's accountants under this provision shall be final.

     6.3 Notice of Claim. The Indemnified Party shall promptly notify the Indemnifying Parties in writing of any Claim asserted by a third person that might give rise to any indemnity obligation hereunder (a "Third Party Claim"), specifying in reasonable detail the nature thereof and indicating the amount (estimated if necessary) of the Damages that have been or may be sustained by Carey. Together with or following such notice, the Indemnified Party shall deliver to the Indemnifying Parties copies of all notices and documents received by Carey relating to the Third Party Claim (including court papers).

     6.4 Defense and Settlement of Third-Party Claims. The Indemnifying Parties shall have the right (without prejudice to the right of the Indemnified Parties to participate at their own expense through counsel of their own choosing) to defend against any Third Party Claim at their expense and through counsel of their own choosing and to control such defense if they give written notice of their intention to do so within 15 business days of their receipt of notice of such Third Party Claim, and in such event the Indemnified Parties shall cooperate fully in the defense of such Third Party Claim and shall make available to the Indemnifying Parties or their counsel all pertinent information under its control relating thereto. The Indemnified Parties shall have the right to elect to settle any Third Party Claim; provided, however, the Indemnifying Parties shall not have any indemnification obligation with respect to any monetary payment to any third party required by such settlement unless they shall have consented thereto. The Indemnifying Parties shall have the right to elect to settle any Third Party Claim subject to the consent of the Indemnified Parties; provided, however, that if the Indemnified Parties fail to give such consent within 15 business days of being requested to do so, the Indemnified Parties shall, at their expense, assume the defense of such Third Party Claim and regardless of the outcome of such matter, the Indemnifying Parties' liability hereunder shall be limited to the amount of any such proposed settlement. The foregoing provisions notwithstanding, in no event may the Sellers (a) adjust, compromise or settle any Third Party Claim (i) unless such adjustment, compromise or settlement unconditionally releases the Company, MILN and Carey from all liability or (ii) if such adjustment, compromise or settlement affects the absolute and sole right of the Company or MILN to own or use any of any of their assets (including, without limitation, contract rights) or (b) defend any Third Party Claim which, if adversely determined, would materially impair the financial condition, results of operations, business or prospects of either of the Company, MILN or Carey. To the extent that the Indemnified Parties assume the defense of a Third Party Claim pursuant to this
Section 6.4, the Indemnifying Parties shall have the right to participate at their own expense in the defense or settlement of such claim.

     6.5  Control of Tax Proceedings.

          (a) If a claim shall be made by any taxing authority which, if successful, would result in an indemnity payment by the Sellers pursuant to this
Section 6 (a "Tax Claim"), or if an audit or administrative proceeding is commenced by any taxing authority with respect to Taxes that could give rise to a Tax Claim (a "Tax Audit"), the Sellers shall have the right, at their option, upon timely notice to Carey, to assume and control the conduct of any such Tax Audit and the defense of any suit, action or proceeding with respect to any such Tax Claim at their own expense and with their own counsel (without prejudice to the right of Carey to participate at its own expense through counsel of its own choosing), so long as the Sellers have and acknowledge full indemnification responsibility under this Section 6 for all of the Taxes which are asserted by the tax authority to be the subject of the Tax Audit or Tax Claim. If Sellers have indemnification responsibility for less than all of the Taxes which are the subject of the Tax Audit or Tax Claim, Sellers and Carey shall jointly control the conduct of such Tax Audit or Tax Claim, each acting in good faith. Carey and the Sellers shall cooperate in the defense of any Tax Audit or Tax Claim as provided herein, and each shall keep the other informed of all material developments and events relating to such Tax Audit or Tax Claim, and shall consider in good faith all requests made by the other in connection with the contest.

          (b) In any case in which the Sellers are entitled to and elect to control the contest, as provided in Section 6.5(a) above, Sellers, at their sole option may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority with respect to any Tax Claim; may, at their sole option, either pay the Taxes claimed and sue for a refund where applicable law permits such refund suits, or may contest the Tax Claim in any permissible manner, and prosecute such contest to a determination in court of initial jurisdiction, and to determination in an appellate court, and may settle the Tax Claim at any stage in the judicial process; provided, however, that Sellers may not do so without the consent of Carey, which consent may not be unreasonably withheld, unless such settlement would materially impair the financial condition, results of operations, business or prospects of either of the Companies or Carey, in which case Carey may withhold such consent in its sole discretion (either initially or at some later time) at any stage of the administrative and judicial process.

                      7.  TERMINATION; AMENDMENTS; WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

     (a)  by mutual consent of Carey and the Stockholders;

     (b) by Carey or the Stockholders if the Closing shall not have occurred on or before August 20, 1997, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

     (c) by Carey if there has been a material misrepresentation or material breach of the representations, warranties, covenants or obligations of the Stockholders set forth herein, provided that in the case of a breach of any such covenant or obligation, such breach has not been cured within ten (10) business days after Carey has notified the Stockholders of such breach; or

     (d) by the Stockholders if there has been a material misrepresentation or material breach of the representations, warranties, covenants and obligations of Carey set forth herein, provided that in the case of a breach of any such covenant or obligation, such breach has not been cured within ten (10) business days after the Stockholders have notified Carey of such breach.

     The power of termination provided for by this Section 7.1 will be effective only after written notice thereof shall have been given to the other parties.
If this Agreement is
terminated in accordance with this Section 7.1, this Agreement shall be abandoned without further action by the parties.

     7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, and no party shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except
(a) Sections 4.1 and 9.8 shall survive any termination of this Agreement, and
(b) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved of or released from any liabilities or damages arising out of its breach of any provision of this Agreement.

     7.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, subject to Section 7.3, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by or on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     7.5 Return of Certain Payments. In the event that the Agreement is terminated pursuant to Sections 7.1(a), or by Carey pursuant to Sections 7.1(b) and 7.1(c) the Stockholders will promptly return the Deposit to Carey.


                            8.  ADDITIONAL COVENANTS

     8.1  Certain Tax Matters.

          (a) The Company shall prepare and file any required Return for any taxable period ending on or before the Closing Date and that is due on or before the Closing Date. Carey shall cause the Company to prepare and file all required Returns due after the Closing Date.

          (b) Carey and the Stockholders each at no cost to the other shall (i) furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information (including access to books and records) and assistance (including making available personnel familiar with such matters) relating to the Company as is reasonably necessary for the preparation and filing of any return, report, statement or for the preparation for any audit and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustments of Taxes and (ii) use their best reasonable efforts, upon request, to obtain any certificate or other document from any taxing authority, customer of the companies or any other person as may be necessary to mitigate, reduce or eliminate any Taxes that would otherwise be imposed with respect to the Company. Unless required by any taxing authority, Carey shall not file any amended tax return with respect to any Returns of the Company for any taxable period ending on or before the Closing Date without the consent of the Stockholders, which consent may not be unreasonably withheld.

     8.2  Section 338(h)(10) Election.

          Notwithstanding any other provisions of this Agreement to the contrary:

     (a) The Stockholders each agree that, if requested by Carey in writing, they shall each join with Carey in timely making a joint election under Sections 338(g) and 338(h)(10) of the Code (a "Code Section 338(h)(10) Election") and any similar election as may be available under applicable state or local law (and in taking all steps necessary to effectuate the same) with respect to the sale of the Shares to Carey hereunder.

     (b) The Stockholders will report the sale of the Shares on their federal, state and local income tax Returns in a manner consistent with the Code Section 338(h)(10) Election (and any similar election made under applicable state or local law).

     (c) The Stockholders will be solely responsible for and will timely pay any federal income Taxes imposed upon the Stockholders or the Company, including any federal income Taxes due with respect to the taxable period ending on the Closing Date and any federal income Taxes resulting from the application of Treasury Regulation (S)1.338(h)(10)-1(e) and Section 1374 of the Code attributable to the making of the Code Section 338(h)(10) Election.

     (d) The Stockholders, on their own behalf, shall jointly and severally indemnify, defend and hold Carey and the Company harmless from, against and in respect of any and all federal income Taxes imposed on the Company attributable to the making of the Code Section 338(h)(10) Election.

     (e) Except to the extent otherwise provided in this Section 8.2, nothing in this Agreement shall be construed to impose upon the Stockholders any liability for any federal, state or local Taxes, if any, imposed on the Company by reason of the deemed sale by the Company of all of its assets resulting from any Code Section 338(h)(10) Election, all of which such Taxes shall be borne and paid solely by the Company.

     (f) The transactions contemplated by this Agreement will cause the Company to have two short taxable years for the year that includes the Closing Date, an "S short year" beginning January 1 of such year and ending on the Closing Date and a "C short year" beginning on the day after the Closing Date and ending on the next succeeding close of Carey's consolidated return taxable year. The Stockholders and Carey shall jointly determine, in good faith and consistent with the provisions of Temp. Reg.
(S)1.338(b)-2T, the allocation of the total consideration for the Shares among the assets of the Company and shall prepare all Returns in a manner consistent with such allocation. The Stockholders shall determine in good faith the Company's income or loss for the S short year and the amount, if any, of income or gain arising under Section 1374 of the Code as a result of the Code Section 338(h)(10) Election.

     8.3 Further Covenants. The Stockholders shall retain, pay, discharge and fully perform all indebtedness, obligations, responsibilities and liabilities of the Company arising out the factoring arrangement between MILN and FINOVA, including without limitation, any penalties, interest and other liabilities arising out of the termination of such arrangement.

     8.4  Transfer of Excluded Assets.

          (a) The Company shall transfer all Excluded Assets and all Excluded Liabilities to the Stockholders or their designee (the "Transferee"), or the Stockholders shall transfer cash to the Company, as of 12:01 a.m. on the Closing Date such that the Company has a Zero Balance Sheet at the Closing, provided, however, that the assets of the Company shall not include any notes or accounts receivable. In connection with any transfer from the Company to the Transferee of any Excluded Liabilities, the Transferee shall obtain the release and/or agreement of all third parties to the extent necessary to provide that the Company will have no further obligation of any kind with respect to such liabilities.

          (b) "Zero Balance Sheet" means that all the Company's assets less all of the Company's liabilities shall equal zero.

          (c) "Excluded Assets" means cash and cash equivalents (defined in accordance with GAAP), all notes and accounts receivable, all security held therefor and other assets of the Company approved by Carey.

          (d)  "Excluded Liabilities" means all liabilities of the Company.

          (e) The Companies shall not transfer any Excluded Assets or Excluded Liabilities to any person or entity without obtaining the prior written approval of Carey and its counsel (which shall not be unreasonably withheld) of the form and substance of all documents and instruments to be used to effect such conveyance.

          (f) The deferred receivable in the amount of approximately $614,000 from Air Link Express Ltd. will be fully satisfied and extinguished by the payment of $270,000 or its equivalent prior to the Closing.

          (g) The Company shall have no employees and no severance or other obligations with respect to former employees at the Closing.

                               9.  MISCELLANEOUS

     9.1 Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

     "Acquisition Proposal" has the meaning provided in Section 4.9.

     "Balance Sheet Date" has the meaning provided in Section 2.10.

     "Balance Sheet" has the meaning provided in Section 2.7.

     "Business" means the chauffeured vehicle service business and network affiliates operated by MILN and the business operated by ILN.

     "Carey Common Stock" means shares of Common Stock, par value $.01 per share, of Carey.

     "Carey Financial Statements" has the meaning provided in Section 3.4.

     "Closing" has the meaning provided in Section 1.3.

     "Closing Date" means the date on which the Closing occurs.

     "Code" means the Internal Revenue Code of 1986, as amended to date.

     "Commission" means the Securities and Exchange Commission.

     "Company" means International Limousine Network Ltd.

     "Company Contracts" has the meaning provided in Section 2.25(a).

     "Company Proprietary Asset" has the meaning provided in Section 2.20(a).

     "Confidential Information" has the meaning provided in Section 4.1.

     "Consulting Agreement" has the meaning provided in Section 1.4(c)(i).

     "Damages" as used in Article 6 of this Agreement, has the meaning provided in Section 6.1(a).

     "Disclosure Schedule" means the Disclosure Schedule attached hereto as
Schedule 1.

     "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including, without limitation, any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "Environmental Laws" means, individually and collectively, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Emergency Planning and Community Right-to-Know Act or any other federal, state or local law regulation, ordinance, rule or by-law regulating the use, presence, storage, transportation or disposal of Hazardous Materials.

     "ERISA" has the meaning provided in Section 2.19(a).

     "ERISA Affiliate" has the meaning provided in Section 2.19(a).

     "Escrow Agent" means the escrow agent that is a party to the Escrow Agreement.

     "Escrow Agreement" has the meaning set forth in Section 1.4.

     "Escrow Promissory Note" as the meaning provided in Section 1.2(iii).

     "Excluded Assets" has the meaning set forth in Section 8.4.

     "Excluded Liabilities" has the meaning set forth in Section 8.4.

     "FINOVA" means FINOVA Capital Corporation.

     "GAAP" means generally accepted accounting principles.

     "Hazardous Materials" means, individually and collectively, toxic, hazardous, explosive or otherwise dangerous materials, substances, pollutants, contaminants or wastes (as those terms are used in the Environmental Laws), petroleum products, polychlorinated biphenyls, asbestos, ureaformaldehye foam, waste oil or radioactive materials.

     "ILN Common Stock" has the meaning provided in Section 2.4.

     "ILN Financial Statements" has the meaning provided in Section 2.7.

     "ILN Promissory Note" has the meaning provided in Section 1.2(ii).

     "Indemnifying Parties" as used in Article 6 of this Agreement, has the meaning provided in Section 6.1(a).

     "IPO" means the initial public offering of shares of Carey Common Stock under a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act on or about the date hereof.

     "IPO Price" means the price per share at which Carey Common Stock is sold to the public by Carey in the IPO.

     "IPO Registration Statement" means the registration statement Carey will file with the Commission in connection with the IPO, as the same (and the prospectus which is a part thereof) may be updated, amended and supplemented from time to time.

     "IRS" means the Internal Revenue Service.

     "Leased Premises" has the meaning provided in Section 2.22(a).

     "Merger Agreement" means the Agreement and Plan of Merger of even date by and among Carey, MILN, MILN Acquisition Corporation and MH.

     "MH" means Michael Hemlock, a resident of Hewlett, New York.

     "MILN" means Manhattan International Limousine Network Ltd.

     "MILN Shares" means all 100 issued and outstanding shares of capital stock of MILN.

     "Notifying Party" has the meaning provided in Section 4.4.

     "Permits" has the meaning provided in Section 2.16.

     "Plans" has the meaning provided in section 2.19(a).

     "Proprietary Asset" means any (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, mask work, mask work application, trade secret, know-how, confidential information, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) license or right to use or exploit any of the foregoing.

     "Public Announcement" has the meaning provided in Section 4.3.

     "Returns" has the meaning provided in Section 2.12(a).

     "Securities Act" means the Securities Act of 1933, as amended.

     "Shares" means all 100 issued and outstanding shares of ILN Common Stock.

     "Sellers" as used in Article 6 of this Agreement has the meaning provided in Section 6.1.

     "Tangible Personal Property" has the meaning provided in Section 2.22(a).

     "Tax Affiliate" has the meaning provided in Section 2.12(a).

     "Taxes" has the meaning provided in Section 2.12(e).

     "Third Party Claim" has the meaning provided in Section 6.3.

     "Vehicles" has the meaning provided in Section 2.14.

     "Zero Balance Sheet" has the meaning provided in Section 8.4.

     9.2 Entire Agreement. This Agreement constitutes, with the Disclosure Schedule and the Exhibits hereto, the entire agreement among the parties with respect to the subject matter hereto and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

     9.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

     9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by electronic facsimile transmission (with a confirmation copy mailed by first class mail), when mailed by registered or certified mail (postage prepaid, return receipt requested) or delivered to a courier of national reputation to the respective parties as follows:

     If to Carey:

     Carey International, Inc.
     4530 Wisconsin Avenue, N.W.
     Washington, DC  20016
     Fax:  (202) 895-1201
     Attention:  Vincent A. Wolfington,
                 Chairman of the Board
     with a copy to:

     Nutter, McClennen & Fish, LLP
     One International Place
     Boston, Massachusetts 02110-2699
     Fax:  (617) 973-9748
     Attention:  James E. Dawson, Esq.

     If to the Stockholders:

     Alfred J. Hemlock
     200 Central Park South
     New York, New York 10012
     Fax:  (718) 786-5461

     with a copy to:

     Patterson, Belknap, Webb & Tyler LLP
     1133 Avenue of the Americas
     New York, NY  10036-6710
     Fax:  (212) 336-2222
     Attention:  Alan Gettner, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     9.6 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     9.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

     9.8 Expenses. Except to the extent otherwise agreed herein, all costs and expenses in connection with the transactions contemplated by this Agreement (i) incurred by the Stockholders shall be paid by the Stockholders and (ii) incurred by Carey shall be paid by Carey.

     9.9. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                  CAREY INTERNATIONAL, INC.


                                  By: /s/ Vincent A. Wolfington
                                     ------------------------------------------
                                  Title:  Chairman



                                  /s/ Alfred J. Hemlock
                                  ---------------------------------------------
                                  Alfred J. Hemlock



                                  /s/ Lupe C. Hemlock
                                  ---------------------------------------------
                                  Lupe C. Hemlock